Exhibit 23.7

CONSENT OF MILLER AND LENTS, LTD.

As independent oil and gas consultants, Miller and Lents, Ltd. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-27525, 333-07255, 333-30324, 333-46129, 333-30478, 333-52668, 333-52666, 333-67734, 333-67736, 333-67740, 333-109162, 333-118312, and 333-118325), Form S-3 (File Nos. 333-61508, 333-104394, 333-116461, and 333-119313), and Form S-4 (File No. 333-118378) of Chesapeake Energy Corporation of information from our reserve report dated February 16, 2005, entitled “Proved Reserves and Future Net Revenues as of December 31, 2004” and all references to our firm included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 7, 2005.

/s/    MILLER AND LENTS, LTD.

Houston, Texas

March 7, 2005